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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE             CONTACT
                                       Karin Ball, Vanstar Corporation
                                       510-734-4362 or Kball@Vanstar.com
                                       Rich Layne, Neale-May & Partners
                                       212-317-0900 or Rlayne@bway.net


                      VANSTAR CORPORATION COMPLETES ACQUISITION
                  OF WESTERN REGION BUSINESS OPERATIONS OF DATAFLEX

    PLEASANTON, CALIF., MAY 24, 1996 -- Vanstar Corp. (VST-NYSE), a leading provider of PC network integration services, today announced that it has completed its acquisition of the western regional business operations of Dataflex Corporation of Edison, New Jersey. Dataflex Corporation is a service provider and reseller into corporate PC desktop and network environments. Its Western Region accounted for approximately $145 million of revenue of which approximately 10% was service revenue during the fiscal year ending March 31, 1996. The company's western region includes offices in Alameda, Los Angeles, and San Diego, California and Tempe and Tucson, Arizona.

    The acquisition further strengthens Vanstar's presence among large corporate customers seeking to outsource the design, integration, and management of large PC desktop and network infrastructures.

    The intention to acquire the western regional business operations of Dataflex had been announced on April 25.


ABOUT THE COMPANIES

    Vanstar is a leading provider of services and products designed to build and manage personal computer network infrastructures primarily for Fortune 1000 companies and other large enterprises. The company provides customized, integrated solutions for its customers' network infrastructure needs by combining a comprehensive offering of value-added services with its expertise in sourcing and distributing PCs, network products, computer peripherals and software from a variety of vendors.

    Dataflex Corporation, headquartered in Edison, NJ, has offices in Illinois, Georgia, Florida, Tennessee and New York.

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